EXHIBIT 12
                           COCA-COLA ENTERPRISES INC.

             EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (In millions except ratios)

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

                                                                 Quarter Ended              Nine Months Ended
                                                              -------------------          -------------------
                                                            September 26, September 27,  September 26, September 27,
                                                                2003         2002           2003          2002
                                                              ---------    ---------      ---------    ---------
Computation of Earnings:
    Income from continuing operations before income taxes         $372         $277           $788         $621
      Add:
        Interest Expense                                           148          165            437          491
        Amortization of capitalized interest                         1            1              2            2
        Amortization of debt premium/discount and expenses           3            4             11           10
        Interest portion of rent expense                            16            9             35           24
                                                              ---------    ---------      ---------    ---------
Earnings as Adjusted                                              $540         $456         $1,273       $1,148
                                                              =========    =========      =========    =========

Computation of Fixed Charges:
    Interest expense                                              $148         $165           $437         $491
    Capitalized Interest                                             -            -              -            1
    Amortization of debt premium/discount and expenses               3            4             11           10
    Interest portion of rent expense                                16            9             35           24
                                                              ---------    ---------      ---------    ---------
Fixed Charges                                                     $167         $178           $483         $526
Preferred stock dividends (a)                                        -            1              2            3
                                                              ---------    ---------      ---------    ---------
Combined Fixed Charges and Preferred Stock Dividends              $167         $179           $485         $529
                                                              =========    =========      =========    =========

Ratio of Earnings to Fixed Charges (b)                            3.23         2.56           2.64         2.18
                                                              =========    =========      =========    =========

Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends (b)                                 3.23         2.55           2.62         2.17
                                                              =========    =========      =========    =========

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratios were calculated prior to rounding to millions.

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